FOR IMMEDIATE RELEASE
CONTACT:                 Paul D. Geraghty, President and CEO
PHONE:                       215-513-2391

HARLEYSVILLE NATIONAL CORPORATION DECLARES DIVIDEND

HARLEYSVILLE, PA (February14, 2008) - The Board of Directors of Harleysville National Corporation (NASDAQ:HNBC) declared a regular cash dividend of $.20 per share on 31,343,728 shares of outstanding common stock.  The dividend is payable March 14, 2008, to shareholders of record on February 29, 2008.

 “We are pleased to provide this cash dividend to reward our loyal shareholders,” said Paul D. Geraghty, President and CEO.

Harleysville National Corporation, with assets of $3.9 billion, is the holding company for Harleysville National Bank (HNB) and its division, East Penn Bank.  Investment Management and Trust Services are provided through Millennium Wealth Management and Cornerstone, divisions of HNB, with assets under management of $3.2 billion.  Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted on the NASDAQ Global Select Market®. For more information, visit the Harleysville National Corporation website at www.hncbank.com

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.